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Bay Bancorp, Inc.
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 BAY BANCORP, INC.
2328 West Joppa Road, Suite 325
Lutherville, Maryland 21093
410-494-2580

May 4, 2015

Dear Stockholder:

Following the filing, printing and mailing of the definitive proxy statement for the Annual Meeting of Stockholders of Bay Bancorp, Inc., a Maryland corporation (the “Company”, “we”, “us” and “our”), to be held on May 27, 2015 (the “Annual Meeting”), the Company discovered that certain amounts reported in the table entitled “Summary Compensation Table” (page 12) and certain amounts reported in the table entitled “Outstanding Equity Awards at 2014 Fiscal Year-End” and in the paragraph immediately following that table (page 15), all under the section of the definitive proxy statement entitled “EXECUTIVE COMPENSATION”, were incorrect.  The corrected “EXECUTIVE COMPENSATION” section of the definitive proxy statement is provided below.

EXECUTIVE COMPENSATION

This section contains information about compensation received from the Company that was awarded to, earned by, or paid to the following persons: (i) the Company’s principal executive officer; (ii) any other person who served as the Company’s principal executive officer at any time during 2014, (iii) the Company’s two most highly compensated executive officers other than the principal executive officer who were serving as such as of December 31, 2014 and whose total compensation for 2014 (excluding above-market and preferential earnings on nonqualified deferred compensation) exceeded $100,000, and (iv) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (iii) had they been serving as executive officers of the Company as of December 31, 2014 (all of the foregoing persons are referred to as the “named executive officers”).  For this purpose, the term “executive officer” includes any executive officer of the Bank who performs a policy making function for the Company.  For purposes of this Proxy Statement, the named executive officers are Joseph J. Thomas, Kevin B. Cashen, who served as a director and as the President and Chief Executive Officer of the Company and the Bank until December 5, 2014, Larry D. Pickett, and H. Les Patrick.

Overview of Compensation Program

The Company’s executive compensation program is designed to:

•	Align the financial interests of the executive officers with the long-term interests of the Company’s stockholders;

•	Attract and retain high performing executive officers to lead the Company to greater levels of profitability; and

•	Motivate and incent executive officers to attain the Company’s earnings and performance goals. The compensation program for the Company’s executive officers has four primary components:

•	base salary;

•	annual cash incentive awards;

•	long-term equity-based awards; and

•	employee benefits and perquisites.

The Compensation Committee has the authority to obtain the advice and assistance of legal or independent compensation consulting firms as it deems desirable or appropriate. In developing the compensation program for 2014, the Compensation Committee conducted a review of the executive compensation program.

Our compensation philosophy is to pay conservatively competitive base salaries based on individual experience, Company and individual performance, and personal contributions to the organization and its goals. Short-term incentives, generally payable in cash, and long-term incentives, generally provided through equity -based awards, are targeted to be competitive but depend more heavily upon Company performance than does base pay.  Total compensation and accountability are intended to increase with position and responsibility.

The Company recognizes that executives have significant influence on the overall financial results of the Company and aligns the financial interests of the executive officers with the long-term interests of the stockholders by using equity-based awards that increase in value as stockholder value increases and by choosing financial measures and goals for cash incentive compensation that are based on the key measures that drive the financial performance of the Company.

Base Salary

We believe that competitive base salaries are necessary to attract and retain high performing executive officers. In determining base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive and the executive’s past performance, as well as competitive salary practices at  other  financial institutions.

Annual Incentive Plan

All of our named executive officers participated in our bonus plan. The bonus plan encourages executive officers to work together as a team to achieve specific annual financial goals. The bonus plan is designed to motivate our executive officers to achieve strategic goals, strengthen links between pay and the performance of the Company and align management’s interests more closely with the interests of the stockholders.

The plan is designed to pay out a cash reward based on pre-established key performance criteria that must be met before payouts may be made.  The key performance indicators are:

•	Growth as measured by gross loans;

•	Expense management;

•	Pre-tax Net Income;

•	Overall risk management performance; and

•	Other individual personal performance.

Incentives are calculated based on budget and business plan goals as measured by the key performance indicators. The 2014 budget was approved by the Board of Directors at the February 2014 meeting and was the basis for the 2014 incentive plan goals.

Equity Plans

The Company and the Bank try to closely align the financial interests of the executive officers with the long-term interests of our stockholders through, among other things, long-term compensation arrangements, which take the form of equity-based awards under the 2007 Plan. The 2007 Plan was approved by stockholders at the 2007 Annual Meeting. The Company imposes vesting schedules that are intended to encourage officer retention. The 2007 Plan provides for a variety of award types, such as stock options, restricted stock, stock appreciation rights, restricted performance stock, unrestricted stock and performance unit awards, all of which increase in value as the value of the Common Stock increases. The Compensation Committee recommends, in its discretion, the form and number of equity-based awards and the full Board of Directors approves the awards. The 2007 Plan prescribes that, upon a change in control, all outstanding  awards automatically vest, all restrictions, if any, with respect to such awards lapse, and all performance criteria, if any, with respect to such awards will be deemed satisfied. Prior to the Merger, Jefferson granted options to purchase shares of its common stock under the Jefferson Plan, which was assumed by the Company in connection with the Merger. Each option granted under the Jefferson Plan that was outstanding at the time of the Merger was also assumed by the Company and was converted into an option to purchase that number of shares of the Company’s common stock equal to the product of the shares of Jefferson common stock subject to the option and 2.2217, which was the exchange ratio in the Merger. Except for a change in the administrator of the Jefferson Plan (from Jefferson’s Compensation Committee to the Company’s Compensation Committee), all such options remain subject to the same terms and conditions, including vesting, that applied under the Jefferson Plan immediately prior to the Merger.

All of the named executive officers were eligible to receive equity awards under the 2007 Plan and the Jefferson Plan during 2014.

401(k) Plan

The Company has a contributory thrift plan (“Thrift Plan”) qualifying under Section 401(k) of the Code. Employees with three months of service are eligible for participation in the Thrift Plan. Prior to June 2011, participants that had been employed at the Company for one year received a Company contribution of 3% of the employee’s salary to the Thrift Plan for the employee’s benefit. Also, the Company matched 50% of the employee’s 401(k) contribution up to 6% of the employee’s compensation. These Company contributions were suspended effective June 1, 2011.

Summary of Executive Compensation

The following table sets forth the compensation earned by or awarded to the Company’s named executive officers in 2014 and 2013:

Summary Compensation Table
Name and principal position	Year	Salary ($)(1)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(2)	Nonequity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total ($)
Joseph J. Thomas	2014	132,200	-	484,997	-	37,500	-	654,697
Executive Chairman,	2013	8,100	-	10,000	-	-	-	18,100
President & CEO

Kevin B. Cashen	2014	254,827	-	57,000	-	-	26,344	338,171
Past President & CEO	2013	141,667	-	-	74,999	42,500	26,789	285,955

Larry D. Pickett	2014	199,500	-	-	92,500	29,000	-	321,000
Executive VP & CFO	2013	-	-	-	-	-	-	-

H. Les Patrick	2014	196,154	-	-	19,200	45,000	-	260,354
Executive VP - Chief	2013	131,539	-	-	-	27,000	-	158,539
Credit Officer of the Bank

Notes:
(1)
For Mr. Thomas, (a) the amount shown for 2014 includes $7,200 received for service as a director of the Company and the Bank, with the remainder representing an Executive Chairman retainer paid pursuant to a Letter Agreement dated as of July 29, 2014, and (b) the amount shown for 2013 relates solely to fees for service as a director of the Company and the Bank.  For Mr. Cashen, the amount shown for 2014 includes $9,635 in accrued but unused vacation time.

(2)
The amounts reflect the aggregate grant date fair value of stock and option awards computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, “Accounting for Stock Compensation” (“ASC 718”). See Note 10 to the consolidated audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 regarding assumptions underlying valuation of equity awards. For Mr. Thomas, (a) the amount shown for 2014 includes $9,997 as the value of the grant of 2,032 restricted shares awarded annually for service as a non-employee director with the remainder representing the value of 100,000 shares awarded in recognition of his contributions while serving as a non-employee director since the formation of the Company and the Bank both of which he co-founded in 2010, and (b)  the amount shown for 2013 relates solely to the annual grant of restricted shares for service as a non-employee director.

(3)	The amounts reflect awards earned under the Annual Incentive Plan for the specified year.
(4)
For Mr. Cashen, the amount shown for 2014 includes $25,654 in country club dues, $690 in premiums paid for group term life insurance coverage in excess of $50,000, and the amount shown for 2013 includes $26,099 in country club dues and $690 in premiums paid for group term life insurance coverage in excess of $50,000.

Employment Arrangements

Joseph J. Thomas

Mr. Thomas was appointed as the Executive Chairman of the Company and the Bank on February 26, 2014.  On July 29, 2014, the Board, at the recommendation of the Compensation Committee, adopted a compensation arrangement for the Executive Chairman position and entered into a letter agreement with Mr. Thomas with respect to that arrangement (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Thomas is entitled to receive (i) an annual retainer in the amount of $250,000 (the “Retainer”) to be paid semi-monthly, (ii) an annual cash bonus award opportunity valued at 25% to 50% of the Retainer, the payment and actual amount of which will depend on the satisfaction of certain Company-wide and individual performance goals to be set by the Board of Directors, (iii) an annual opportunity to receive an award of restricted stock or stock options valued at 20% to 40% of the Retainer, the payment and actual amount of which will depend on the satisfaction of certain Company-wide and individual performance goals to be set by the Board of Directors, and (iv) reimbursement of reasonable out-of-pocket expenses for travel completed on behalf of the Company.

Kevin B. Cashen

In connection with his resignation on December 5, 2014, Mr. Cashen entered into a Separation Agreement (the “Separation Agreement”) with the Bank and the Company, which became effective and enforceable on December 12, 2014.  Pursuant to the Separation Agreement:

•	The Bank made a cash payment of $9,635 to Mr. Cashen, which represents the value of his unused vacation days that accrued through the date or his resignation.

•
The Bank agreed to pay Mr. Cashen severance in an amount equal to $295,000 (the “Severance”), which represents the sum of 12 months’ base salary plus the average of the cash bonuses paid to Mr. Cashen for the years ending December 31, 2011, 2012 and 2013. The Severance will be paid in 12 equal monthly installments commencing within 10 days after the effective date of the Separation Agreement.

•
During the period that the Severance is paid, Mr. Cashen may elect to continue his participation in Bay’s medical, dental and life insurance plans at the Bank’s cost, less any amounts that Mr. Cashen would have paid for such participation if he had remained an active employee.

•
Options to purchase 214,728 shares of Common Stock that were unvested as of the resignation date were immediately vested and became fully exercisable, and the Compensation Committee of the Company’s Board amended the option agreements to provide that they will remain exercisable following Mr. Cashen’s resignation until the earlier of the date that is 12 months following his resignation date and the Options’ expiration dates, subject to the condition that Mr. Cashen does not breach or threaten to breach the Separation Agreement or any term of the Cashen Employment Agreement that survived the termination of his employment. The option agreements originally provided that the options would lapse unless they were exercised within three months of Mr. Cashen’s resignation.

•	The Bank agreed to provide Mr. Cashen with reasonable outplacement services through a placement agency chosen by the Bank for up to 12 months following his resignation.

•	The term of Mr. Cashen’s covenant not to compete with the Bank after termination that is contained in his Employment Agreement will be shortened from 12 months to six months.

•
Mr. Cashen will release the Bank, its Affiliates, their respective officers, directors, employees, agents, and stockholders, and all employee benefit plans sponsored by Bay from all claims and causes of action which he had, now has or may have in the future that are based on any act or omission that occurred through the Effective Date, except for those claims that he is prohibited by law from releasing, claims relating to any vested benefits, rights to indemnification provided by law, rights to coverage under Bay’s directors and officers insurance policies to which he is entitled, and rights that he may have in his capacity as a stockholder of the Company.

•
In the event that Mr. Cashen or Bay breaches or threatens to breach the Agreement, the non-breaching party will be entitled, in addition to any other remedies that it may have, to recover its attorneys’ fees and costs incurred in connection with such breach or threatened breach. In addition, if Mr. Cashen breaches or threatens to breach the Agreement or any provision of his Employment Agreement that survives the termination of his employment, then Bay’s obligation to make the severance and other payments discussed above will terminate and Bay will be entitled to recover all payments previously made to or for the benefit of Mr. Cashen.

The Separation Agreement terminated the compensatory and certain other provisions of the Employment Agreement between the Bank and Mr. Cashen dated February 26, 2014 (the “Cashen Employment Agreement”), which provided for an initial three-year term, with successive one-year renewal terms unless either party provides the other party with 90 days’ prior written notice of its intention not to renew the Cash Employment Agreement.  The Cash Employment Agreement set Mr. Cashen’s annual base salary level at $250,000 and provided that he would be eligible to participate in the Company’s equity plans and to earn an annual performance bonus, with the amount thereof, the performance metrics therefor, the timing of the payment thereof and the medium of payment (e.g., cash, stock options, stock awards, etc.) to be determined by the Bank’s Board of Directors or its Compensation Committee.  The Cashen Employment Agreement originally provided that, for 12 months following the termination of his employment, he may not, directly or indirectly, compete with the Bank or its affiliates within a 60-mile radius of any office maintained by the Bank during the most recent term of employment, solicit the Bank’s business relationships, or solicit, engage or hire any of the Bank’s independent contractors or employees.  As discussed above, the Separation Agreement shortened the term of these business protection covenants to six months.

Larry D. Pickett

Mr. Pickett entered into an Employment Agreement with the Bank (the “Pickett Agreement”) dated January 2, 2014, which provides for (i) the payment of an annual salary of $210,000, (ii) eligibility to receive an annual cash performance bonus of up to 25% of his then-current annual salary level, (iii) eligibility to receive an annual stock performance bonus of up to 20% of his then-current annual salary level, to be paid in shares of Common Stock, (iv) the grant of an option to purchase 50,000 shares of Common Stock, of which 20% vested as of the grant date and the remaining portion will vest at the rate of 20% per year, (v) $300,000 in group term life insurance coverage, and (vi) participation in the Bank's standard employee benefit plans. Mr. Pickett’s entitlement to the cash performance bonus and stock performance bonus will be determined based on the degree to which criteria relating to both the Bank's performance as a whole and his individual performance are satisfied. These criteria will be established from time to time by the Compensation Committee of the Bank’s Board of Directors. The initial term of the Pickett Agreement expired on December 31, 2014 but was automatically renewed for an additional one-year term.  Thereafter, the term will automatically renew for successive one-year terms unless either party delivers written notice to the other party at least 90 days prior to the current term's expiration date of an intention not to renew the employment relationship. Mr. Pickett’s employment may be terminated prior to the expiration of its then-current term by either Mr. Pickett or the Bank upon notice of such termination to the other party. If the Bank terminates the employment without “Cause” (as defined in the Pickett Agreement) and not because of Mr. Pickett’s death or disability or in connection with a “Change in Control” (as defined in the Pickett Agreement), or if Mr. Pickett terminates his employment for “Good Reason” (as defined in the Pickett Agreement) other than in connection with a Change in Control, then (i) subject to his execution, delivery and non-revocation of a general release and the satisfaction of certain other conditions, Mr. Pickett will be entitled to cash severance equal to six months’ base salary, which will be paid in six equal monthly installments and (ii) he will be entitled to continue his participation in the Bank’s medical plan during the period that the severance is paid.  If the Bank experiences a Change in Control and Mr. Pickett’s employment is terminated within 180 days of such Change in Control by the Bank without Cause and not because of his death or disability or by Mr. Pickett for Good Reason, then (i) subject to his execution, delivery and non-revocation of a general release and the satisfaction of certain other conditions, Mr. Pickett will be entitled to receive a lump sum cash severance payment equal to 100% of his then-current base salary, (ii) he will be entitled to continue his participation in the Bank’s medical plan for 12 months after the termination of his employment, and (iii) the unvested portion of all outstanding stock options held by Mr. Pickett will automatically vest and become exercisable in accordance with the terms of those option awards. Except in the case of a termination by the Bank for Cause, the termination of Mr. Pickett’s employment will also entitle him to receive a cash payment representing the value of his accrued but unused vacation days.

The Pickett Agreement provides that, for 12 months following the termination of his employment for any reason, Mr. Pickett may not, directly or indirectly, solicit the Bank’s business relationships, solicit, engage or hire any of the Bank’s independent contractors or employees, or urge any person to reduce such person’s business with the Bank.

H. Les Patrick

Mr. Patrick joined the Bank on January 3, 2011 and entered into an Employment Agreement with the Bank dated April 22, 2013 (the “Patrick Agreement”).  The Patrick Agreement provided for an initial term of one year, and provides for successive one-year renewals unless either party delivers written notice to the other party at least 90 days prior to the current term's expiration date of an intention not to renew the employment relationship, subject to the prior review and approval of the renewed term by the Bank’s Board of Directors.  Under the Patrick Agreement, Mr. Patrick is (i) entitled to an annual salary of $180,000, subject to periodic review and adjustment (currently $200,000), (ii) eligible to earn an annual performance bonus, which will be paid in cash if certain individual and Bank-wide performance goals to be set from time to time by the Bank’s Board of Directors, (iii) eligible to participate in the Company’s equity compensation plans that may be established and implemented from time to time, (iv) $300,000 in group term life insurance coverage, and (v) participation in the Bank's standard employee benefit plans. If the Bank terminates the employment without “Cause” (as defined in the Patrick Agreement) and not because of Mr. Patrick’s death or disability or in connection with a “Change in Control” (as defined in the Patrick Agreement), or if Mr. Patrick terminates his employment for “Good Reason” (as defined in the Patrick Agreement) other than in connection with a Change in Control, then (i) subject to his execution, delivery and non-revocation of a general release and the satisfaction of certain other conditions, Mr. Patrick will be entitled to cash severance equal to six months’ base salary, which will be paid in six equal monthly installments and (ii) he will be entitled to continue his participation in the Bank’s medical plan during the period that the severance is paid.  If the Bank experiences a Change in Control and Mr. Patrick’s employment is terminated within 180 days of such Change in Control by the Bank without Cause and not because of his death or disability or by Mr. Patrick for Good Reason, then (i) subject to his execution, delivery and non-revocation of a general release and the satisfaction of certain other conditions, Mr. Patrick will be entitled to receive a lump sum cash severance payment equal to 100% of his then-current base salary, he will be entitled to continue his participation in the Bank’s medical plan for 12 months after the termination of his employment.  Except in the case of a termination by the Bank for Cause or by Mr. Patrick without Good Reason, the termination of Mr. Patrick’s employment will also entitle him to receive a cash payment representing the value of his accrued but unused vacation days.

The Patrick Agreement provides that, for 12 months following the termination of his employment for any reason, Mr. Patrick may not, directly or indirectly, solicit the Bank’s business relationships, solicit, engage or hire any of the Bank’s independent contractors or employees, or urge any person to reduce such person’s business with the Bank.

Potential Payments Upon Termination of Employment as of December 31, 2014

The table below represents the lump sum maximum amounts that the named executive officers would have been eligible to receive under their respective employment arrangements upon a change in control or if their employment were to be terminated under one of the various scenarios described below as of December 31, 2014.  Benefits payable under the Company’s defined benefit/pension plan or Thrift Plan are not included. Information for Mr. Cashen is not included, as he resigned prior to December 31, 2014.

Name	Quit/termination for cause ($)	Termination due to death or disability ($)	Termination without Cause or for Good Reason – no Change in Control ($)	Termination without Cause or for Good Reason following a Change in Control ($)
Joseph J. Thomas	-	-	-	-
Larry D. Pickett	-	-	105,000	210,000
H. Les Patrick	-	-	100,000	200,000

Equity Compensation Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2014.

Outstanding Equity Awards at 2014 Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Joseph J. Thomas	-	-			2,032	8,920

Kevin B. Cashen	173,293	-	4.50	12/06/2015	-	-
	41,436	-	5.18	12/06/2015

Larry D. Pickett	10,000	40,000	5.15	01/02/2024	-	-

H. Les Patrick	57,764	-	4.50	09/07/2020	-	-
	19,889	13,259	5.18	10/28/2023
	20,000	-	4.75	07/29/2024

During 2014, the following awards of Common Stock were granted to the named executive officers:  (i) Mr. Thomas, 100,000 shares of Common Stock that were fully-vested as of the grant date and 2,032 shares of Common Stock that will vest on May 14, 2015, for his service as a director and preceded his appointment to Chief Executive Officer; and (ii) Mr. Cashen, 12,000 shares of Common Stock that were fully-vested as of the grant date. Also in 2014, Mr. Pickett received an option to purchase 50,000 shares of Common Stock, of which 20% was immediately exercisable, and Mr. Patrick received an immediately-exercisable option to purchase 20,000 shares of Common Stock.

Tax and Accounting Implications

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company’s federal income tax deductions may be limited to the extent that total compensation paid in any taxable year to a “covered employee” exceeds $1,000,000.  The Company can, however, preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with the conditions imposed by Section 162(m), including the payment of performance-based compensation pursuant to a plan approved by stockholders.  For example, compensation deemed to be paid by the Company in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options granted under its equity plans qualifies as performance-based compensation for purposes of Section 162(m) if the grants were made by a committee of “outside directors” as defined under Section 162(m).  None of the Company’s “covered employees” received compensation in excess of this limit on deductibility.

Section 409A of the Code imposes certain restrictions on the manner and timing of distributions to participants who are “key employees” of the Company under non-qualified deferred compensation plans and arrangements, including a prohibition against paying benefits to a key executive for six months following his or her separation from service.  If nonqualified deferred compensation subject to Section 409A does not comply with Section 409A, then the compensation is taxable in the first year that it is not subject to a substantial risk of forfeiture.  In such case, the employee is subject to regular federal income tax, interest and an additional federal income tax of 20% of the compensation includible in income.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD MAY 27, 2015

The Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders, as supplemented, and the Company’s Annual Report to Stockholders (including its Annual Report on Form 10-K for the year ended December 31, 2014), are available at:  http://www.baybankmd.com/AboutUs/InvestorRelations/PROXYMATERIALS.aspx.

If you have already delivered your signed proxy card prior to receiving this letter, then you do not need to take any action unless you wish to revoke or change your vote on any of the proposals.  You may revoke a proxy at any time prior to its exercise by:  (i) giving written notice of revocation to the Company, (ii) executing and delivering a proxy card to the Company bearing a later date, or (iii) attending the Annual Meeting and voting in person. The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder’s proxy.

Sincerely,

Josie Porterfield
Assistant Secretary